Exhibit A

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that only one statement on Schedule 13D, constituting (i) Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2020 by FEP HoldCo LLC  with respect to the Class A common shares (“Class A Shares”) of New Fortress Energy Inc., a Delaware corporation, (ii) Amendment No. 3 to the Schedule 13D filed with the SEC on February 4, 2019 (the “Original Schedule 13D”), as amended by Amendment No. 1 filed with the SEC on March 28, 2019 and by Amendment No. 2 filed with the SEC on June 11, 2020 (the Original Schedule 13D, as previously amended and as further amended and supplemented by this Amendment, the “Schedule 13D”) by Wesley R. Edens and (iii) the initial Schedule 13D filing by Edens Family Holdings LLC, a Delaware limited liability company, with respect to the Class A Shares, and any further amendments thereto, need be filed with respect to each of the undersigned’s beneficial ownership of Class A Shares, and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: March 18, 2021

By:	/s/ Wesley R. Edens
Name:	Wesley R. Edens

FEP HoldCo LLC

By:	/s/ Wesley R. Edens
Name:	Wesley R. Edens
Title:	Member, Board of Managers

By:	/s/ Randal A. Nardone
Name:	Randal A. Nardone
Title:	Member, Board of Managers

Edens Family Holdings LLC

By:	/s/ Wesley R. Edens
Name:	Wesley R. Edens
Title:	Manager